Exhibit 10.26

CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT ·.

This Confidential Separation and General Release Agreement (this "Agreement")·is made by and between Mary A. Sagripanti ("Executive") and Weber-Stephen Products LLC (the "Company") as of October 3, 2022.

WHEREAS, Executive and the Company previously entered into an employment letter agreement dated as of July 25, 2021 (the "Employment Agreement");

WHEREAS, Executive's employment with the Company and its affiliates, including Weber Inc. (collectively, the "Company Group"), shall terminate as of August 12, 2022 (the "Termination Date");

WHEREAS, Executive was originally provided with a copy of this Agreement on August 15, 2022; and

WHEREAS the Company and Executive intend that this Agreement shall be in complete settlement of issues relating to Executive's employment and termination from the Company Group.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, the parties agree as follows:

1.Executive's employment with the Company Group shall terminate as of the Termination Date, and Executive shall automatically resign from all positions with each member of the Company Group as of the Termination Date. Executive shall receive payment for earned but unpaid wages through the Termination Date and payment of accrued, but unused vacation days in the year of the Termination Date. Any business expenses properly incurred by Executive prior to the Termination Date shall be reimbursed in accordance with the Company's expense reimbursement policy not later than thirty (30) business days after the customary documentation regarding such expenses has been received and only to the extent that such expenses are submitted within one (1) year following the Termination Date. All monies shall be less any applicable federal or state deductions, payroll taxes or other deductions. Except as expressly provided in this Agreement, all salary and benefits Executive has received as a Company employee shall cease and no longer accrue as of the close of business on the Termination Date.

2.Subject to Executive's (i) execution of this Agreement by no later than October 3, 2022, (ii) non-revocation of this Agreement and (iii) continued full compliance with all of the terms and conditions of this Agreement and the Covenant Agreement (as defined below), Executive shall receive severance benefits as follows (collectively, the "Severance Benefits"), subject to applicable federal or state deductions, payroll taxes or other deductions:    ·

(a)Executive shall continue to receive Executive's current base salary of$435,000 for twelve (12) months following the Termination Date, paid in accordance with the Company's

Exhibit 10.26
regular payroll practices. Salary continuation shall commence following the expiration of the Revocation Period (as defined in Paragraph 13) (and provided Executive has signed and not revoked this Agreement) along with any "catch up" payments to cover missed salary continuation between the Termination Date and the expiration of the Revocation Period.
(b)Executive shall receive a lump sum cash payment equal to $282,452, which represents Executive's target bonus amount pro-rated through the Termination Date, which shall be paid no later than 60 days following the date hereof.
(c)If Executive is eligible for and properly elects health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), Executive shall receive continued health benefits under COBRA at the same cost as if Executive were an active employee for twelve (12) months following the Termination Date; provided, however, that if the Company determines that providing this COBRA subsidy would result in any non compliance of the Company's health plans or any penalty or excise tax on the Company or any participant in the health plans, then the Company may, in its sole discretion, instead pay Executive the amount of any COBRA subsidy in monthly installments in a gross amount equal to the amount that otherwise would have been paid by the Company toward Executive's COBRA premiums, which amount shall be subject to withholding and taxes. Executive may, but is not obligated to, use such payment toward the cost of COBRA premiums.
(d)The Company shall reimburse Executive for reasonable and documented tax advisory services relating to 2021 tax returns for Executive and her trust entities and her tax filing obligations for the first three quarters of 2022.
(e)The Company shall provide Executive with an amount sufficient to cover outplacement services of up to $40,000 on an after-tax basis, which will be paid within 30 days after the date hereof.

Any Severance Benefits that could be paid during a period that begins in one taxable year and ends in.a subsequent taxable year shall be paid in the subsequent taxable year.

3.For the avoidance of doubt, (i) all of the restricted stock units and stock options previously granted to Executive under the Weber Inc. Omnibus Incentive Plan that are unvested as of the Termination Date shall be forfeited for no consideration pursuant to their terms and (ii) any profits units held by Executive in Weber-Stephen Management Pool LLC ("Management Pool") (together with any corresponding profits units held by Management Pool in Weber HoldCo LLC) that are unvested as of the Termination Date shall be forfeited for no consideration pursuant to their terms. Any profits units held by Executive that are vested as of the Termination Date shall remain subject to the terms and conditions of the Profit Interest Agreement made and entered into as of July 23, 2021 between Management Pool and Executive. Exhibit A hereto sets forth a schedule of all of Executive's vested and unvested profits units as of the Termination Date.

Exhibit 10.26
4.For the avoidance of doubt, following the Termination Date, Executive will continue to be covered under the Company's director & officer insurance policy, as may be amended from time to time (the "Company D&O Policy"), to the same extent as other directors and officers of the Company with respect to events that occurred prior to the Termination Date, in each case in accordance with the terms and conditions of the Company D&O Policy.

5.Executive agrees not to discuss or disclose the terms of this Agreement, except insofar as it is necessary to reveal its terms to Executive's attorney, accountant or tax preparer, spouse, or as required to do so by law.

6.Executive acknowledges and agrees that Executive shall continue to be subject to (i) the covenants set forth in the covenant agreement attached hereto as Exhibit B (the "Covenant Agreement") and (ii) the cooperation covenant under the heading "Cooperation" in the Employment Agreement (collectively, the "Covenants"). If Executive breaches any of the Covenants or any obligations under this Agreement (including any covenants that are incorporated by reference herein), the Company shall stop payment of any Severance Benefits not yet paid and Executive shall be required to repay any portion of the Severance Benefits previously paid to Executive.

7.Executive represents and warrants that Executive has returned, or within 14 days after the date hereof shall return, to the Company all keys, equipment (such as, computers, handheld devices, and cell phones), and credit cards and all original and duplicate copies of Executive's work product, as well as all documents, whether in hard copy or electronic form such as disk or hard drive storage, including all copies of such documents, in Executive's possession, or which were previously in Executive's possession and were transferred to person(s) not now or ever employed by the Company, regarding the Company Group's operations, activities, finances, plans, projections and employees. If Executive has transferred any such documents/information to others not now or ever employed by the Company and Executive is not able to retrieve all such documents/information, including all copies, Executive agrees to identify to the Company such third parties to whom Executive transferred such documents/information so that the Company may take appropriate legal action to seek recovery of the transferred data and/or damages arising from the disclosure and transfer. Executive agrees to cooperate with the Company Group in the defense, prosecution, or evaluation of any pending or potential claims or proceedings involving or affecting the Company or any affiliate arising during Executive's employment with the Company.

8.In exchange for the Severance Benefits and other.benefits in this Agreement, Executive, for Executive's self, Executive's spouse, heirs, administrators, children, representatives, executors, successors, assigns, trusts for Executive's benefit and all other persons claiming through Executive, if any (collectively, "Releasers"), does hereby release, waive, and forever discharge each member of the Company Group and Management Pool and their respective subsidiaries, parents, affiliates, related organizations, and equity holders, and their respective affiliates (including trustees and beneficiaries of trusts that are direct and· indirect equity holders), employees, officers, directors, attorneys, successors, and assigns of the foregoing (collectively, the "Releasees") from, and does fully waive any obligations or liabilities of Releasees to Releasers of any kind and nature that Releasers had, have, or might claim to have against Releasees at the time Executive executes this Agreement for or in respect of any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses, and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, any claims under any federal, state or local statute including

Exhibit 10.26
Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the Equal Pay Act, Employee Retirement Income Security Act, Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 ("ADEA"), the Rehabilitation Act of 1973, the Illinois Human Rights Act, the City of Chicago Human Rights Ordinance or the discrimination or employment laws of any state or municipality, any claims under any express or implied contract which Releasers may claim existed with Releasees, any claims for breach of contract, wrongful discharge, any claims for alleged physical or personal injury, emotional distress or any other claims relating to or arising out of Executive's employment with the Company Group or the termination of that employment, and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions (collectively, the "Release"). The Release does not apply to any claims or rights that may arise after the date Executive signs this Agreement. The Release does not apply to (a) any claims or rights for indemnification under the Employment Agreement, the organizational documents of the Company or Management Pool or any other agreement providing for indemnification regardless of when any claim is filed, (b) any claims or rights under directors and officers liability insurance, (c) any claims or rights accruing to any Releaser in its capacity as an equityholder of the Company or Management Pool or (d) any claims that cannot be released under applicable law.

9.Nothing in this Agreement or otherwise limits Executive's ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the "SEC") or any other federal, state or local governmental agency or commission ("Government Agency") regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency. Further, nothing in this Agreement precludes Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once this Agreement becomes effective, Executive may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that Executive filed or is filed on Executive's behalf.

10.Executive agrees never to sue Releasees in any forum for any claim covered by the Release. If Executive violates the Release by suing Releasees for any claim covered by the Release, Executive shall be liable to the Company for its reasonable attorneys' fees and other litigation costs incurred in defending against such a suit. Executive represents and warrants that Executive has not assigned or transferred, in any manner, including by subrogation or operation of law, any portion of any claim, action, complaint, charge or suit encompassed by the releases set forth in the Release.

11.Notwithstanding anything to the contrary in this Agreement or otherwise, as provided in the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive's attorney and use the trade secret

Exhibit 10.26
information in the court proceeding, if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.

12.All references in this Agreement to Executive's termination of employment shall mean Executive's separation from service within the meaning of Section 409A of the Internal Revenue Code (the "Code") and Treasury regulations promulgated thereunder. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. In the event the terms of this Agreement would subject Executive to the imposition of taxes and penalties under Section 409A ("409A Penalties"), the Company and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible provided that, for the avoidance of doubt, Executive shall be solely liable for any 409A Penalties incurred by Executive. To the extent that any amounts payable in installments under this Agreement are reasonably determined to be nonqualified deferred compensation within the meaning of Section 409A of the Code, then each such installment shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A of the Code.

Notwithstanding any other provision in this Agreement, if as of the Termination Date, Executive is a "specified employee" as determined by the Company, then with respect to any amount payable or benefit provided under this Agreement or otherwise that the Company reasonably determines would be nonqualified deferred compensation within the meaning of Section 409A of the Code and that under the terms of this Agreement would be payable prior to the six-month anniversary of the Termination Date, then if required in order to avoid any penalties under Section 409A of the Code, such payment or benefit shall be delayed until the earlier to occur of (a) the first payroll date following the six-month anniversary of the Termination Date and (b) the date of Executive's death.

With respect to any reimbursements under this Agreement, such reimbursement shall be made on or before the last day of Executive's taxable year following the taxable year in which Executive incurred the expense. The amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under this Agreement during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year. The right to reimbursement or to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

Exhibit 10.26

Executive acknowledges and agrees that notwithstanding any provision of this Agreement, the Company Group is not providing Executive with any tax advice with respect to Section 409A of the Code or otherwise and is not making any guarantees or other assurances of any kind to Executive with respect to the tax consequences or treatment of any amounts paid or payable to Executive under this Agreement.

13.Executive acknowledges that:

(a)Executive has read and understands this Agreement in its entirety, including the Release contained in Paragraph 8 above;
(b)Executive is receiving consideration in the form of the Severance Benefits defined under this Agreement that exceeds the nature and scope of that to which Executive would otherwise have been entitled to receive from the Company;
(c)Executive has been given at least forty-five (45) days from the Termination Date to consider this Agreement before signing it;
(d)Executive may revoke this Agreement at any time during a period of seven (7) days following Executive's execution of this Agreement (the "Revocation Period") by providing written notice to the Company to the attention of .Erik Chalut. In the event Executive revokes this Agreement, then Executive shall forfeit all of the Severance Benefits;
(e)In accordance with the requirements of ADEA, Executive has been provided with information, attached hereto as Exhibit C, regarding (i) the job title and age of each employee in an affected job classification or organizational unit who is being terminated on the Termination Date or in proximity thereto and (ii) the job title and age of each employee in an affected job classification or organizational unit who is not being terminated on the Termination Date or in proximity hereto.
(f)Executive has been advised in writing to consult with an attorney before signing this Agreement and has had ample opportunity to do so;
(g)In entering this Agreement, Executive is not relying upon any written or oral promises or representations of any kind other than those expressly set forth in this Agreement; and
(h)Executive enters into this Agreement knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration.

Exhibit 10.26

14.The parties hereby stipulate and agree that nothing contained in this Agreement shall be construed as an admission of liability, culpability or wrongdoing by either party.    ,·

15.This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior agreements (including the Employment Agreement) or understandings with respect to such subject matter. Any promises or agreements not contained in this Agreement shall not be binding unless set forth in writing and signed by all parties.

16.The parties agree that this Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof. If any dispute or controversy arises under or in connection with this Agreement and such dispute or controversy is not resolved within a commercially reasonable time not to exceed sixty (60) days, then such dispute or controversy shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in Chicago, Illinois in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") then in effect in accordance with this section, except as otherwise prohibited by any nonwaivable provision of applicable law or regulation. Executive and the Company hereby agree that the arbitrator shall construe, interpret and enforce this Agreement in accordance with its express terms, and otherwise in accordance with the governing law as set forth herein. Judgment may be entered on the arbitration award in any court having jurisdiction, provided however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuing violation of this Agreement and Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Unless the parties otherwise agree, only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, final and enforceable by any court of competent jurisdiction. The Company shall pay all administrative fees, and the fees and expenses of the arbitrator, to the extent that such fees and expenses exceed the amount any court filing fees that Executive would have incurred in order to file a claim in court. In the event action is brought pursuant to this section, the arbitrator shall be permitted to award fees and costs to the prevailing party, in accordance with applicable law, but shall not have the power to award damages in excess of actual damages, including legal fees and expenses, and shall not multiply actual damages or award punitive damages and each party hereby irrevocably waives any claim to such damages. If in the opinion of the arbitrator there is no prevailing party, then each party shall pay its own attorney's fees and expenses. BOTH EXECUTIVE AND THE COMPANY EXPRESSLY WAIVE THEIR RIGHT TO A JURY TRIAL.

17.Executive agrees and acknowledges that, other than as specifically provided for in this Agreement, no additional payments are due from the Company Group on any basis whatsoever now or in the future, including under the Employment Agreement.

Exhibit 10.26

18.The failure of either party to enforce or to exercise at any time or for any period of time any term of or any right pursuant to this Agreement does not constitute, and shall not be construed as, a waiver of such term or right and shall in no way affect such party's right later to enforce or to exercise it.

19.If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.

Exhibit 10.26
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date hereof.

WEBER-STEPHEN PRODUCTS LLC
By:	/s/ Alan Matula
Name: Title:	Alan Matula Interim Chief Executive Officer

EXECUTIVE
/s/ Mary A. Sagripanti
Mary A. Sagripanti
10/3/2022